EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     7/29/05

                          WEEKLY ROR         MTD ROR          YTD ROR
CLASS A UNITS                0.46%            -1.93%           -4.54%
CLASS B UNITS                0.43%            -2.01%           -5.07%

* Subject to independent verification

               WEEKLY COMMENTARY FOR THE WEEK ENDED JULY 29, 2005

The Grant Park Futures Fund experienced a profitable trading session during the final week in July. Positions in the energies and stock indices reported the majority of profits while losses came mainly from positions in the fixed income sector.

Long positions in the energy sector were profitable after the price of crude oil rallied amid fears over supply. Investors scrambled to purchase crude oil when it was reported on Thursday that a fire had occurred at British Petroleum's Texas City plant, the third largest refinery in the United States. September crude oil closed at $60.57 per barrel, $1.92 higher for the week, as the fire at the giant plant came hours after another fire struck a smaller plant in Louisiana. Prices were also higher on the news that U.S. unleaded gasoline inventories fell by 2.1 million barrels and that demand for the fuel is 2.4% higher than last year at this time. Unleaded gasoline added 4.06 cents, closing at $1.7261 per gallon. Heating oil was 4.79 cents better at $1.6762 per gallon while natural gas settled at $7.885 per British thermal unit, 46.4 cents higher than last week's close.

The rally in energy prices had little negative effect on share prices. Long positions in the stock indices were profitable as a round of favorable earnings reports boosted share prices, particularly in Japan. The Tokyo Nikkei settled higher for the week on the news that Matsushita Electrical Industrial reported better-than-expected earnings, thanks to heavy sales of consumer electronic goods. Favorable earnings reports from banking/finance stocks also helped to push prices higher. Share prices were also higher in Hong Kong, benefiting longs in the Hang Seng Index. The European sector enjoyed a profitable week as the Paris CAC, German DAX and London FTSE-100 all closed higher for the session.

Long positions in the fixed income sector led to losses, especially in the European markets. Prices for the Euro bund, Eurex BOBL and Euro Swiss were lower by the end of the week after the economic research institute announced that its monthly business climate index (a measure of German business activity) rose to
95.0 from 93.3 in June. Economists were looking for the index to come in at 94. Prices were also lower after data released in the U.S. showed that inflation was higher last year than previously thought and that current economic growth remains sound. Losses also came from longs in the British short sterling, London long gilts and LIFFE euribor. Fixed income prices were also lower in the Pacific Rim, leading to losses from long positions in the Japanese Government Bond contract.



              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

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